Exhibit 99.1
News Release
BOARDWALK ANNOUNCES SECOND QUARTER 2012 RESULTS
ALSO ANNOUNCES QUARTERLY DISTRIBUTION OF $0.5325 PER UNIT
HOUSTON, July 30, 2012 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.5325 ($2.13 annualized) payable on August 16, 2012, to unitholders of record as of August 9, 2012.
The Partnership also announced its results for the second quarter and six months ended June 30, 2012, which included the following items:

•
Operating revenues of $275.8 million for the quarter and $588.7 million for the six months ended June 30, 2012, a 5% and 3% increase from $262.0 million and $573.0 million in the comparable 2011 periods;

•	Net income of $65.1 million for the quarter and $157.7 million for the six months ended June 30, 2012, a 328% and 61% increase from $15.2 million and $98.2 million in the comparable 2011 periods;

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $169.3 million for the quarter and $366.7 million for the six months ended June 30, 2012, a 52% and 23% increase from $111.4 million and $298.6 million in the comparable 2011 periods; and

•
Distributable cash flow of $130.2 million, for the quarter and $257.4 million for the six months ended June 30, 2012, a 47% and 27% increase from $88.4 million and $202.3 million in the comparable 2011 periods.

Operating revenues for the second quarter of 2012 increased $13.8 million compared to the second quarter of 2011, driven by $12.6 million of revenues contributed by Boardwalk HP Storage Company, LLC (HP Storage) which was acquired in the first quarter of 2012, an increase in firm transportation revenues, excluding fuel, of $7.5 million and an increase in parking and lending and storage revenues of $4.6 million. The increases in operating revenues were partially offset by the effects of lower natural gas prices on fuel revenues. Operating expenses for the quarter were favorable by $40.1 million as compared with the 2011 period mainly due to a $28.5 million impairment charge related to materials and supplies which impacted the 2011 period. In addition, operating expenses were lower due to favorable fuel expenses from lower natural gas prices and lower general and administrative expenses, partly offset by the operating expenses of HP Storage.
Operating results on a year-to-date basis were impacted by the revenue and expense factors discussed above. The 2011 period included a $7.4 million loss on the early extinguishment of debt and a $5.0 million charge related to a fire at a compressor station near Carthage, Texas.
Capital Program
Growth capital expenditures were $54.5 million and maintenance capital expenditures were $36.4 million for the six months ended June 30, 2012.
Conference Call
The Partnership has scheduled a conference call for July 30, 2012, at 9:00 a.m. Eastern time to review the second quarter and six months' results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 237-9752 for callers in the U.S. or (617) 847-8706 for callers outside the U.S. The PIN number to access the call is 97546722.

Replay
An online replay will be available on the Boardwalk website immediately following the call.
Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and Distributable Cash Flow. EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business. Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements to assess the Partnership's ability to make cash distributions to its unitholders and general partner.

EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net Income	$65.1	$15.2	$157.7	$98.2
Income taxes	0.1	—	0.3	0.2
Depreciation and amortization	60.7	56.7	124.4	113.1
Interest expense	43.5	39.6	84.5	79.9
Interest income	(0.1)	(0.1)	(0.2)	(0.2)
Loss on early retirement of debt	—	—	—	7.4
EBITDA	169.3	111.4	366.7	298.6
Less:
Cash paid for interest, net of capitalized interest (1)	30.2	25.1	85.2	84.2
Maintenance capital expenditures (2)	16.7	26.3	36.4	41.7
Other (3)	0.1	0.1	0.2	0.3
Add:
Cash received for settlements	5.0	—	5.4	—
Loss on disposal of assets	—	—	—	1.4
Asset impairment	2.9	28.5	7.1	28.5
Distributable Cash Flow	$130.2	$88.4	$257.4	$202.3

(1)
The three and six months ended June 30, 2012, include a payment of $6.8 million related to the settlement of a treasury rate lock and the six months ended June 30, 2011, includes a payment of $7.4 million related to the early extinguishment of debt.

(2)	The three and six months ended June 30, 2011, include $12.4 million of maintenance capital expenditures related to the Carthage compressor station fire incident.

(3)	Includes non-cash items such as the equity component of allowance for funds used during construction.

About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE:BWP) is a limited partnership engaged, through its subsidiaries, in the transportation, storage and gathering of natural gas. Boardwalk operates approximately 14,300 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 186 Bcf. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 61% of Boardwalk's equity, excluding incentive distribution rights. Additional information about the partnership can be found on its website at www.bwpmlp.com.

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Operating Revenues:
Gas transportation	$245.0	$244.3	$532.5	$534.8
Parking and lending	7.8	3.1	11.8	6.3
Gas storage	18.9	11.7	38.7	25.5
Other	4.1	2.9	5.7	6.4
Total operating revenues	275.8	262.0	588.7	573.0

Operating Costs and Expenses:
Fuel and gas transportation	15.0	28.2	33.7	52.0
Operation and maintenance	42.5	42.1	79.7	77.2
Administrative and general	25.2	33.7	59.4	70.8
Depreciation and amortization	60.7	56.7	124.4	113.1
Asset impairment	2.9	28.5	7.1	28.5
Net (gain) loss on disposal of operating assets	(0.6)	(3.0)	(3.8)	1.4
Taxes other than income taxes	21.6	21.2	46.1	44.9
Total operating costs and expenses	167.3	207.4	346.6	387.9

Operating income	108.5	54.6	242.1	185.1

Other Deductions (Income):
Interest expense	41.5	37.6	80.5	75.9
Interest expense - affiliates	2.0	2.0	4.0	4.0
Loss on early retirement of debt	—	—	—	7.4
Interest income	(0.1)	(0.1)	(0.2)	(0.2)
Miscellaneous other income, net	(0.1)	(0.1)	(0.2)	(0.4)
Total other deductions	43.3	39.4	84.1	86.7

Income before income taxes	65.2	15.2	158.0	98.4

Income taxes	0.1	—	0.3	0.2

Net Income	$65.1	$15.2	$157.7	$98.2

Net Income per Unit:
Basic and diluted net income per unit:
Common units	$0.30	$0.07	$0.73	$0.49
Class B units	$0.07	$(0.16)	$0.26	$0.04
Cash distribution declared and paid to common units	$0.5325	$0.5225	$1.0625	$1.0425
Cash distribution declared and paid to class B units	$0.30	$0.30	$0.60	$0.60
Weighted-average number of units outstanding:
Common units	184.9	172.0	183.8	170.9
Class B units	22.9	22.9	22.9	22.9

BOARDWALK PIPELINE PARTNERS, LP
NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended June 30, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$65.1
Less: Net income attributable to predecessor equity	—
Net income attributable to limited partner unitholders and general partner	65.1
Declared distribution	$114.9	$98.5	$6.8	$9.6
Assumed allocation of undistributed net loss	(49.8)	(43.5)	(5.3)	(1.0)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$65.1	$55.0	$1.5	$8.6
Weighted-average units outstanding		184.9	22.9
Net income per unit		$0.30	$0.07

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended June 30, 2011, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$15.2
Declared distribution	106.9	$92.2	$6.9	$7.8
Assumed allocation of undistributed net loss	(91.7)	(79.4)	(10.5)	(1.8)
Assumed allocation of net income	$15.2	$12.8	$(3.6)	$6.0
Weighted average units outstanding		172.0	22.9
Net income per unit		$0.07	$(0.16)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the six months ended June 30, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$157.7
Less: Net income attributable to predecessor equity	(0.2)
Net income attributable to limited partner unitholders and general partner	157.5
Declared distribution	$229.8	$196.9	$13.7	$19.2
Assumed allocation of undistributed net loss	(72.3)	(63.1)	(7.8)	(1.4)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$157.5	$133.8	$5.9	$17.8
Weighted-average units outstanding		183.8	22.9
Net income per unit		$0.73	$0.26

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the six months ended June 30, 2011, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$98.2
Declared distribution	209.8	$180.8	$13.8	$15.2
Assumed allocation of undistributed net loss	(111.6)	(96.5)	(12.9)	(2.2)
Assumed allocation of net income	$98.2	$84.3	$0.9	$13.0
Weighted average units outstanding		170.9	22.9
Net income per unit		$0.49	$0.04

SOURCE:    Boardwalk Pipeline Partners, LP

Contact:    Boardwalk Pipeline Partners, LP
Allison McLean, 866-913-2122
Director of Investor Relations
Or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial Officer and Treasurer